Exhibit 99.1

NOVOCURE LIMITED

POLICY ON RECOUPMENT

OF INCENTIVE COMPENSATION

EFFECTIVE AS OF JULY 26, 2017

The Board of Directors (the “Board”) of NovoCure Limited (the “Company”) shall, to the extent legally permitted, require the return, repayment or forfeiture of any annual or long-term incentive compensation payment or award made or granted to any current or former Executive Officer during the 3-year period preceding the filing with the Securities and Exchange Commission (the “SEC”) of Company financial statements that were restated due to the material noncompliance of the Company with any financial reporting requirement under the securities laws (a “Restatement”) if:

(1)	the payment or award was predicated upon achieving certain financial results that were subsequently the subject of the Restatement;
(2)

the Board determines that the Executive Officer engaged in intentional misconduct (including having actual knowledge of intentional misconduct on the part of any other employee of the Company) that significantly contributed to the need for the Restatement; and

(3)	a lower payment or award would have been made to the Executive Officer based upon the restated financial results.

In each such instance, the amount required to be returned, repaid or forfeited shall be the amount by which the Executive Officer’s payment or award for the relevant period exceeded the lower payment or award that would have been made or granted based on the restated financial results.

In addition, the Board may in its discretion and to the extent legally permitted, require the return or repayment of any profits realized by such Executive Officer on the sale of Company securities during such 3-year period preceding the filing with the SEC of restated Company financial statements, if the Board determines that the Executive Officer engaged in intentional misconduct that significantly contributed to the need for the Restatement.

For purposes of this Policy, the term “Executive Officer” means those persons designated by resolution of the Board of Directors as executive officers.

The Compensation Committee of the Board (the “Committee”) shall have oversight of this policy and recommend determinations to the Board for its final review and approval.  All determinations made, reviewed and/or approved by the Board shall be final and binding. Notwithstanding the foregoing, the Committee or Board may amend or change the terms of this Policy at any time for any reason, including as required to comply with the rules of the SEC and the NASDAQ Stock Market implementing Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.  Further, the exercise by the Committee of any rights pursuant to this Policy shall be without prejudice to any other rights that the Company or the Committee may have with respect to any Executive Officer subject to this Policy.